Exhibit 99.1

Ironclad Performance Wear Reports Second Quarter 2012 Financial Results

First Half 2012 Results Remain Strong on Top and Bottom Lines

LOS ANGELES, CA – August 6, 2012 – Ironclad Performance Wear Corporation (ICPW.OB), the recognized leader in high-performance task-specific gloves, reported financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Financial Results
Net sales for the second quarter totaled $4.55 million, a decline of 1.5% percent from $4.62 million in the second quarter of 2011.  This marginal decline was primarily due to the timing of sales orders that resulted in an unusually high year-ago comparative period, as well as certain sales which occurred earlier than usual in the first quarter of this year.

Gross profit increased 1% to $1.78 million, or 39.3% of net sales, compared to $1.77 million, or 38.4% of net sales in the second quarter of 2011.

Operating expenses as a percent of net sales increased to 38.7%, or $1.76 million, compared to 32.6% of net sales, or $1.50 million, during the same period last year.

Income from operations was $26,821, compared with income from operations of $266,942 during the same period in 2011.

Net income was $18,983 in the second quarter 2012, compared with a net income of $230,430 in the same period last year.

“As noted above, the flat performance of Ironclad’s second quarter sales is primarily a result of the timing of sales orders between the first and second quarters of this year.  The company’s first quarter sales were extraordinary, with a 57% increase over the same period in the previous year.” said Scott Jarus, Chairman and CEO of Ironclad. “Additionally, it is important to note that Ironclad focused its attention on much higher margin sales in the second quarter, as is reflected by the almost 1% increase in Gross Profit.  The trends demonstrated during the first half of 2012 bode well for Ironclad’s ability to deliver on its top and bottom lines’ guidance for the balance of the year.”

For the first half of 2012, compared with the same six month period in 2011, Ironclad’s net sales are up 23%; gross profit is up 19%; income from operations is up 131%; and net income increased by $293,576, from ($27,607) to $265,969.

Guidance for 2012
Ironclad reaffirms its full-year guidance outlined on May 9, 2012. Net sales for 2012 are expected to increase 15% - 20% to $24.6 million to $25.7 million.

EBITDA + ASC 718 (a non-GAAP term the company defines as Earnings Before Interest, Taxes, Depreciation, Amortization and ASC 718 non-cash stock option expense), is expected to be between approximately $2.0 million to $2.4 million, or a 19% to 42% increase over 2011. Earnings per share are expected to increase marginally.

This guidance is based solely upon the outlook for organic growth, and does not contemplate acquisition opportunities which, if identified and concluded, would be expected to be accretive to net sales and net income.

Mr. Jarus concluded: “Our financial results for the first half of 2012 demonstrated the company’s ability to leverage the Ironclad brand and expertise to produce innovative products for growth and profitability. In addition, we are focused on delivering high quality, higher margin products which has meant, and may mean for the future, that we forego certain opportunities, such as big box retail, which may generate higher volume, but usually at a much lower margin.  In addition, we expect our most technical gloves, such as the KONG glove line for the oil & gas industry, to experience continued market expansion around the world.”

Conference Call
Ironclad will hold a conference call to discuss second quarter 2012 financial results today, Monday, August 6, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).

Ironclad’s Chairman and CEO, Scott Jarus, and Senior Vice President of Finance, Thomas Kreig, will host the presentation, followed by a question and answer period. They will be joined by the Company’s founder & head of Business Development, Ed Jaeger; Vice President of Sales & Marketing, Fred Castro; and Director of Marketing, Shawn Norfolk.

Date: Monday, August 6, 2012
Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Domestic Dial-In Number: (888) 846-5003
International Dial-In Number: (480) 629-9856
Conference ID Number: 4556451

The conference call will be broadcast simultaneously and available for replay here and via the investor section of the Company's Website at www.ironclad.com.

A telephone replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until midnight on August 20, 2012.

Domestic Replay Number: (877) 870-5176
International Replay Number: (858) 384-5517
Replay ID Number: 4556451

About Ironclad Performance Wear Corporation
Ironclad Performance Wear is a leader in high-performance task-specific work gloves. It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit www.ironclad.com.

Contacts
Scott Jarus, CEO
scottj@ironclad.com
(310) 643-7800 x120

Justin Vaicek
Liolios Group, Inc.
ICPW@liolios.com
(949) 574-3860

Information about Forward-Looking Statements
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at which, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding guidance about and achievement of financial goals and exceptional performance for 2012, increasing interest and sales of Ironclad’s products, market opportunities presented by new products and/or customers and Ironclad’s profitability in 2012. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About the Use of Non-GAAP Financial Measures
This release contains disclosure and forward-looking statements regarding the non-GAAP financial measure "EBITDA", which the company defines as Earnings Before Interest, Taxes, Depreciation, Amortization and ASC 718 stock option expense. The company believes that use of EBITDA +ASC718, which also includes non-cash stock option expense, as a supplemental measure of performance improves the transparency of the company’s disclosures and forward-looking statements.  This non-GAAP financial measure is not a substitute for GAAP financial results, and should only be considered in conjunction with the company’s financial information that is presented in accordance with GAAP.

Ironclad Performance Wear Corp.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,066,470	$1,060,125
Accounts receivable (net of allowance for doubtful accounts of $44,000 and $37,000)	2,473,159	798,004
Due from Factor	406,389	2,462,973
Inventory net of reserve of $460,000	4,321,262	4,449,315
Deposits on Inventory	981,989	467,063
Prepaid and other	311,444	265,652
Total Current Assets	9,560,713	9,503,132

Property and Equipment
Computer equipment and software	529,121	486,066
Vehicles	43,681	43,680
Office equipment and furniture	176,763	162,871
Leasehold improvements	43,589	43,589
Less: accumulated depreciation	(491,337)	(416,672)
Total Property and Equipment, net	301,816	319,534

Other Assets
Trademarks and patents (net of accumulated amortization of $36,039 and $31,915)	131,188	131,412
Deposits	11,354	11,354
Total Other Assets	142,542	142,766

Total Assets	$10,005,071	$9,965,432

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$3,783,733	$2,560,504
Line of credit	-	1,661,220
Total current liabilities	3,783,733	4,221,724

Total Liabilities	3,783,733	4,221,724

Stockholder's Equity
Common stock, $.001 par value; 172,744,750 shares authorized; 76,354,001 and 74,550,754 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	76,317	74,551
Capital in excess of par value	18,748,457	18,538,563
Accumulated deficit	(12,603,436)	(12,869,406)
Total Stockholders' Equity	6,221,337	5,743,708

Total Liabilities & Stockholders' Equity	$10,005,071	$9,965,432

Ironclad Performance Wear Corp.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

REVENUES
Net sales	$4,546,595	$4,615,861	$9,894,460	$8,012,989

COST OF SALES
Cost of sales	2,761,916	2,845,579	6,156,432	4,866,538

GROSS PROFIT	1,784,679	1,770,282	3,738,028	3,146,451

EXPENSES
General and administrative	734,905	588,673	1,356,913	1,182,261
Sales and marketing	601,739	635,202	1,286,310	1,247,425
Research and development	126,454	68,128	256,161	151,992
Purchasing, warehousing and distribution	254,755	177,147	504,538	390,842
Depreciation and amortization	40,005	34,190	78,789	63,468

Total Operating Expenses	1,757,858	1,503,340	3,482,711	3,035,988

INCOME FROM OPERATIONS	26,821	266,942	255,317	110,463

OTHER INCOME (EXPENSE)
Interest expense	(4,888)	(20,385)	(13,965)	(45,006)
Interest income	8,569	11	20,461	24
Other income (expense), net	27,481	-	82,156	-
Loss on disposition of equipment	-	(1,138)	-	(1,138)

Total Other Income (Expense), Net	31,162	(21,512)	88,652	(46,120)

NET INCOME BEFORE INCOME TAXES	57,983	245,430	343,969	64,343

PROVISION FOR INCOME TAXES	39,000	15,000	78,000	91,950

NET INCOME (LOSS)	$18,983	$230,430	$265,969	$(27,607)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.00	$0.00	$0.00	$(0.00)
Diluted	$0.00	$0.00	$0.00	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	76,354,003	73,501,458	75,670,166	73,227,842
Diluted	84,907,124	73,561,458	84,223,287	73,287,842